CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report to the Shareholders of Harmac Pacific Inc., dated January 26, 1999, incorporated by reference in this Form 10-K into the Company's previously filed Registration Statement No.'s 33-34996, 333-04223, 333-72737 and 33-64764 on Form
S-8.


PRICEWATERHOUSECOOPERS LLP

Vancouver, BC
March 24, 1999